SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the
[X]	Definitive Proxy Statement		Commission Only (as permitted by
[ ]	Definitive Additional Materials		Rule 14a-6(e)(2))
[ ]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

HANDSPRING, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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September 27, 2002

To Our Stockholders:

      You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Handspring, Inc. to be held at The Historic Del Monte Building, 100 S. Murphy Avenue, Sunnyvale, California 94086, on Thursday, November 7, 2002, at 2:00 p.m., local time.

      The matters expected to be acted upon at the meeting are described in detail in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

      It is important that you use this opportunity to take part in the affairs of Handspring by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the Proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

      We look forward to seeing you at the meeting.

Sincerely,

DONNA L. DUBINSKY
Chief Executive Officer

PROXY STATEMENT
VOTING RIGHTS AND SOLICITATION OF PROXIES
REVOCABILITY OF PROXIES
PROPOSAL NO. 1 -- ELECTION OF DIRECTORS
PROPOSAL NO. 2 —RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS AND KEY EMPLOYEES
EXECUTIVE COMPENSATION AND OTHER MATTERS
COMPENSATION OF DIRECTORS
EQUITY COMPENSATION PLAN INFORMATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE COMPENSATION COMMITTEE
REPORT OF THE AUDIT COMMITTEE
COMPANY STOCK PRICE PERFORMANCE
CERTAIN TRANSACTIONS
AGREEMENTS WITH OUR OFFICERS AND DIRECTORS
STOCKHOLDER PROPOSALS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER BUSINESS
ANNUAL REPORTS

HANDSPRING, INC.

189 Bernardo Avenue
Mountain View, California 94043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Handspring, Inc. (the “Company”) will be held at The Historic Del Monte Building, 100 S. Murphy Avenue, Sunnyvale, California 94086, on Thursday, November 7, 2002, at 2:00 p.m., local time, for the following purposes:

1. To elect two Class II directors of the Company, each to serve a three-year term expiring upon the 2005 Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation or removal. The Company’s Board of Directors intends to present the following nominees for election as directors:

                              Jeffrey C. Hawkins

                              L. John Doerr

2. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the Company for the current fiscal year.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

      Only stockholders of record at the close of business on September 8, 2002 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

DONNA L. DUBINSKY
Chief Executive Officer

Mountain View, California

September 27, 2002

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

HANDSPRING, INC.

189 Bernardo Avenue
Mountain View, California 94043

PROXY STATEMENT
September 27, 2002

       The accompanying proxy is solicited on behalf of the Board of Directors of Handspring, Inc., a Delaware corporation (the “Company” or “Handspring”), for use at the Annual Meeting of Stockholders of the Company to be held at The Historic Del Monte Building, 100 S. Murphy Avenue, Sunnyvale, California 94086, on Thursday, November 7, 2002 at 2:00 p.m., local time (the “Meeting”). Only holders of record of the Company’s Common Stock at the close of business on September 8, 2002 (the “Record Date”) will be entitled to vote at the Meeting. At the close of business on the Record Date, the Company had 144,838,581 shares of Common Stock outstanding and entitled to vote. A majority of the shares outstanding on the Record Date will constitute a quorum for the transaction of business. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about September 27, 2002. An annual report to stockholders for the fiscal year ended June 29, 2002 is enclosed with this Proxy Statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

      Holders of the Company’s Common Stock are entitled to one vote for each share held as of the Record Date. Shares of Common Stock may not be voted cumulatively.

      Under Proposal No. 1, directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. Proposal No. 2 requires for approval the affirmative vote of the majority of shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote on such proposal. All votes will be tabulated by the inspector of election appointed for the Meeting, who will separately tabulate, for each proposal, affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted toward a quorum and will have the same effect as negative votes with regard to Proposal No. 2. Broker non-votes will also be counted towards a quorum but will not be counted for any purpose in determining whether any proposal has been approved.

      The expenses of soliciting proxies to be voted at the Meeting will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and/or its agents may also solicit proxies by mail, telephone, telegraph, electronic means or in person. Following the original mailing of the proxies and other soliciting materials, the Company will request that brokers, custodians, nominees and other record holders of the Company’s Common Stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Common Stock and request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

REVOCABILITY OF PROXIES

      Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Meeting or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Meeting or by attendance at the Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Meeting, the stockholder must bring to the Meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

      The Company currently has seven directors divided among three classes as follows: Class I — Bruce W. Dunlevie and Kim B. Clark; Class II — Jeffrey C. Hawkins and L. John Doerr; and Class III — Donna L. Dubinsky, Mitchell E. Kertzman and William E. Kennard.

      Two Class II directors are to be elected at the Annual Meeting for a three-year term ending at the Annual Meeting of Stockholders in 2005. The Company’s Board has nominated Jeffrey C. Hawkins and L. John Doerr for election as the Class II directors. Shares represented by the accompanying proxy will be voted for the election of the two nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or for good cause will not serve as a director.

Directors/Nominees

      The names of the nominees and the incumbent members of the Board whose terms will continue after the Annual Meeting, and certain information about them as of August 31, 2002, are set forth below:

			Director
Name of Director or Nominee	Age	Principal Occupation	Since

Donna L. Dubinsky	47	President, Chief Executive Officer and Acting Chief Financial Officer of Handspring, Inc.	1998
Jeffrey C. Hawkins	45	Chairman of the Board and Chief Product Officer of Handspring, Inc.	1998
Kim B. Clark(1)	53	Dean of Harvard Business School	2000
L. John Doerr(2)	51	General Partner of Kleiner Perkins Caufield & Byers	1998
Bruce W. Dunlevie(1)(2)	45	Managing Member of Benchmark Capital	1998
William E. Kennard	45	Managing Director of The Carlyle Group	2001
Mitchell E. Kertzman(1)	53	Chairman of the Board and Chief Executive Officer of Liberate Technologies	2000

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

      Ms. Dubinsky is a co-founder of Handspring. She has been the President, Chief Executive Officer and a director since July 1998. Since July 1, 2002, she has served as the Acting Chief Financial Officer. She served as President and Chief Executive Officer of Palm Computing, Inc. (“Palm”) from June 1992 to July 1998. From 1982 to 1991, she was with Claris Corporation, a subsidiary of Apple Computer, Inc. (“Apple”), and with Apple, where she served in a number of logistics, sales and marketing positions, most recently as Vice President International of Claris from 1987 to January 1991. Ms. Dubinsky is also a director of Intuit Inc. and a Trustee of the Computer History Museum. She holds a B.A. degree in history from Yale University and an M.B.A. from the Harvard Graduate School of Business Administration.

      Mr. Hawkins is a co-founder of Handspring. He has been the Chief Product Officer and Chairman of the Board since July 1998. Since April 2002, he has served as Chairman and Executive Director of the Redwood Neuroscience Institute. He was a founder of Palm and served as its Product Architect and one of its directors from 1992 to June 1998. From 1982 to 1992, Mr. Hawkins was Vice President of Research at GRiD Systems

Corporation, a laptop computer company. He holds a B.S. degree in electrical engineering from Cornell University.

      Dr. Clark has served as a director of Handspring since April 2000. Dr. Clark is Dean of the Faculty and George F. Baker Professor of Administration at Harvard Business School, where he has been a member of the faculty since 1978. His current research focuses on modularity in design and the integration of technology and competition in industry evolution, with a particular focus on the computer industry. His earlier research focused on the areas of technology, productivity, product development and operations strategy. Dr. Clark holds B.A., M.A. and Ph.D. degrees in economics from Harvard University.

      Mr. Doerr has served as a director of Handspring since October 1998. He has been a general partner of Kleiner Perkins Caufield & Byers since September 1980. Before his tenure at Kleiner Perkins, Mr. Doerr was employed by Intel Corporation for five years. He serves on the Board of Directors of Intuit Inc., Amazon.com, Inc., drugstore.com, Inc., Homestore, Inc., and Sun Microsystems, Inc. Mr. Doerr holds B.S.E.E. and M.E.E. degrees from Rice University and an M.B.A. from the Harvard Graduate School of Business Administration.

      Mr. Dunlevie has served as a director of Handspring since October 1998. Mr. Dunlevie has been a Managing Member of Benchmark Capital, a venture capital firm, since its founding in May 1995. From 1989 to 1995, Mr. Dunlevie was a general partner at Merrill, Pickard, Anderson & Eyre, a venture capital firm. Mr. Dunlevie also has served as Vice President and General Manager of the Personal Computer Division of Everex Systems, Inc., a personal computer manufacturer, and as an investment banker with Goldman, Sachs & Co. He is a director of several privately held companies. Mr. Dunlevie holds a B.A. degree from Rice University and an M.B.A. from the Stanford School of Business.

      Mr. Kennard has served as a director of Handspring since April 2001. He has been a Managing Director in the Global Telecommunications and Media Group of The Carlyle Group since May 2001. Prior to joining The Carlyle Group, Mr. Kennard served as Chairman of the U.S. Federal Communications Commission from November 1997 to January 2001. Mr. Kennard served as the FCC’s general counsel from December 1993 to November 1997. Before serving in government, Mr. Kennard was a partner and member of the Board of Directors of the law firm of Verner, Liipfert, Bernhard, McPherson and Hand. Mr. Kennard also serves as a director of Nextel Communications, Inc. and The New York Times Company. Mr. Kennard graduated from Stanford University and received his law degree from Yale Law School.

      Mr. Kertzman has served as a director of Handspring since April 2000. He has been the Chief Executive Officer and director of Liberate Technologies, an interactive TV software company, since November 1998, has been the Chairman of the Board of Directors since June 2002, and was the President from November 1998 until January 2002. Prior to joining Liberate, Mr. Kertzman was a member of the Board of Directors of Sybase, Inc., a database company, from February 1995 to November 1998. He served as Chairman of Sybase’s Board of Directors from July 1997 to November 1998. Between February 1998 and August 1998, he also served as Co-Chief Executive Officer of Sybase. From July 1996 until February 1997, Mr. Kertzman served as Chief Executive Officer of Sybase and, from July 1996 until July 1997, he also served as President of Sybase. Between February 1995 and July 1996 he served as an Executive Vice President of Sybase. In February 1995, Sybase merged with Powersoft Corporation, a provider of application development tools. Mr. Kertzman had served as Chief Executive Officer and a director of Powersoft since he founded it in 1974. He also served as President of Powersoft from April 1974 to June 1992. Mr. Kertzman also serves as a director of CNET Networks, Inc.

Board of Directors’ Meetings and Committees

      The Board met five times, including telephone conference meetings, during fiscal 2002 and acted by unanimous written consent twice. No incumbent director attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he or she was a director) and the total number of meetings held by all committees of the Board on which he or she served (during the period that he or she served).

      Standing committees of the Board include an Audit Committee and a Compensation Committee.

      Dr. Clark and Messrs. Dunlevie and Kertzman are the members of the Audit Committee, which met four times during fiscal 2002. The Audit Committee reviews the Company’s quarterly and annual financial statements; meets with the Company’s independent accountants to review the adequacy of the Company’s internal control systems and financial reporting procedures; reviews the general scope of the Company’s annual audit and the fees charged by the independent accountants; review the independence and performance of the independent accounts; reviews and monitors the performance of non-audit services by the Company’s independent accountants; reviews the fairness of any proposed transaction between the Company and any officer, director or other affiliate of the Company, and after such review, makes recommendations to the full Board; and performs such further functions as may be required by any stock exchange or over-the-counter market upon which the Company’s Common Stock may be listed.

      Messrs. Doerr and Dunlevie are the members of the Compensation Committee, which met twice during fiscal 2002. The Compensation Committee approves compensation for certain officers of the Company, grants options and stock awards under the Company’s employee benefit plans and reviews and recommends adoption of and amendments to the Company’s stock option and employee benefit plans.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF

EACH OF THE NOMINATED DIRECTORS

PROPOSAL NO. 2 — RATIFICATION OF SELECTION

OF INDEPENDENT ACCOUNTANTS

      The Company has selected PricewaterhouseCoopers LLP as its independent accountants to perform the audit of the Company’s consolidated financial statements for fiscal 2003, and the stockholders are being asked to ratify such selection. Representatives of PricewaterhouseCoopers LLP present at the Meeting will have the opportunity to make a statement at the Meeting if they desire to do so and will be available to respond to appropriate questions.

Fees Paid to PricewaterhouseCoopers LLP

      The following table shows the fees paid or accrued by the Company for the audit and other services provided by PricewaterhouseCoopers LLP for fiscal 2002.

Audit Fees(1)	$293,000
Financial Information Systems Design and Implementation Fees	—
All Other Fees(2)	280,000

Total	$573,000

(1)	“Audit Fees” consisted of the fees paid for examination of the consolidated financial statements of the Company and quarterly review of financial statements.

(2)	“All Other Fees” included fees paid for other services provided by PricewaterhouseCoopers LLP, including, among others, tax services, accounting consultation, and information systems policies and procedures review.

      The Audit Committee considered whether the non-audit services rendered by PricewaterhouseCoopers LLP were compatible with maintaining PricewaterhouseCoopers LLP’s independence as accountants of our consolidated financial statements, and concluded that they were.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION

OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information, as of September 8, 2002, with respect to the beneficial ownership of the Company’s Common Stock by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company’s Common Stock, (ii) each director/ nominee, (iii) each of the Named Executive Officers of the Company (as defined below) and (iv) all directors and executive officers as a group. There were 144,838,581 shares of the Company’s Common Stock outstanding on September 8, 2002.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner(1)	Beneficial Ownership(2)	Class

Jeffrey C. Hawkins(3)	39,715,508	27.4%
Donna L. Dubinsky(4)	21,800,728	15.1
L. John Doerr(5)	14,880,830	10.3
Kleiner Perkins Caufield & Byers 2750 Sand Hill Road Menlo Park, California 94205
Edward T. Colligan(6)	5,622,633	3.9
Bruce W. Dunlevie(7)	5,007,307	3.5
Benchmark Capital Partners II, LP 2480 Sand Hill Road Menlo Park, California 94205
Celeste S. Baranski(8)	1,159,940	*
Kim B. Clark(9)	23,437	*
Michael E. Gallucci(10)	324,093	*
William E. Kennard(11)	14,062	*
Mitchell E. Kertzman(12)	23,437	*
Bernard J. Whitney(13)	425,000	*
Gregory S. Woock(14)	438,847	*
All Directors and Executive Officers (12 Persons)	89,038,322	61.5%

*	Less than 1%

(1)	Unless otherwise indicated above, the address for each person and entity named in the table is: c/o Handspring, Inc., 189 Bernardo Avenue, Mountain View, California 94043.

(2)	Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(3)	Includes 39,522,008 shares held by Mr. Hawkins and his spouse as trustees under the Strauss-Hawkins Trust Agreement dated April 17, 1991. Also includes 193,500 shares held by various charitable trusts for which Mr. Hawkins is the trustee.

(4)	Represents shares held by Ms. Dubinsky as trustee under the Amended and Restated Dubinsky Trust Agreement dated May 23, 1995.

(5)	Represents 13,848,663 shares held by Kleiner Perkins Caufield & Byers VIII, L.P., 802,185 shares held by KPCB VIII Founders Fund, L.P. and 15,670 shares held by KPCB Information Sciences Zaibatsu Fund II, L.P., and 214,312 shares held by Mr. Doerr. Mr. Doerr is a general partner of KPCB VIII Associates, L.P., which is a general partner of Kleiner Perkins Caulfield & Byers VIII, L.P.

(6)	Represents 1,521,504 shares held by Mr. Colligan and his spouse and 4,101,129 shares subject to fully exercisable options held by Mr. Colligan.

(7)	Represents 474,093 shares held by Mr. Dunlevie, and 4,533,214 shares held by Benchmark Capital Partners II, L.P. as nominee for Benchmark Capital Partners II, L.P., Benchmark Founders’ Fund II, L.P., Benchmark Founders’ Fund II-A, L.P. and Benchmark Members’ Fund II, L.P. Mr. Dunlevie is a

Managing Member of Benchmark Capital Management Co. II, LLC, the general partner of Benchmark Capital Partners II, L.P., Benchmark Founders’ Fund II, L.P., Benchmark Founders’ Fund II-A, L.P. and Benchmark Members’ Fund II, L.P. Mr. Dunlevie disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the Benchmark funds.

(8)	Represents 247,440 shares held by Ms. Baranski and 912,500 shares subject to fully exercisable options held by Ms. Baranski.

(9)	Represents shares subject to fully exercisable options held by Dr. Clark.

(10)	Includes 9,940 shares held by Mr. Gallucci and 194,000 shares held by Mr. Gallucci and his spouse as trustees under the Gallucci Family Trust dated February 16, 2000, and 111,153 shares subject to fully exercisable options held by Mr. Gallucci. Also includes 9,000 shares held by various trusts for which Mr. Gallucci is the trustee.

(11)	Represents shares subject to fully exercisable options held by Dr. Kennard.

(12)	Represents shares subject to fully exercisable options held by Mr. Kertzman.

(13)	Represents shares held by Mr. Whitney and his spouse. Mr. Whitney’s employment with the Company terminated on June 30, 2002.

(14)	Represents 324,940 shares held by Mr. Woock and his spouse and 113,907 shares subject to fully exercisable options held by Mr. Woock.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

      The names of the executive officers and other key employees of the Company, and certain information about them as of August 31, 2002, are set forth below:

Name	Age	Position

Jeffrey C. Hawkins(1)	45	Chairman and Chief Product Officer
Donna L. Dubinsky(1)	47	President, Chief Executive Officer, Acting Chief Financial Officer and a Director
Edward T. Colligan	41	Chief Operating Officer
Celeste S. Baranski	44	Vice President, Engineering
Michael E. Gallucci	46	Vice President, Worldwide Manufacturing
John Hartnett	39	Vice President, Customer Relations and Operations
Glenn A. Noga	43	Vice President, Chief Technology Officer
David G. Pine	43	Vice President, General Counsel and Secretary
Joseph L. Sipher	38	Vice President, Product Marketing
Karen L. Sipprell	42	Vice President, Corporate Marketing
Patricia A. Tomlinson	44	Vice President, Human Resources
Gregory S. Woock	39	Vice President, North American Sales

(1)	Additional information with respect to Mr. Hawkins and Ms. Dubinsky is set forth herein under “Proposal No. 1 — Election of Directors.”

      Mr. Colligan is a co-founder of Handspring. He has served as Chief Operating Officer of Handspring since July 2001. Prior to his promotion to Chief Operating Officer, Mr. Colligan served as Senior Vice President, Marketing and Sales of Handspring from October 1998 through July 2001. Before he joined Handspring, he served as Vice President of Marketing of Palm from January 1993 to September 1998. From 1986 to 1993, Mr. Colligan was at Radius Inc., a provider of displays and graphics cards, most recently serving as Vice President of Strategic and Product Marketing. He holds a B.A. degree in political science from the University of Oregon.

      Ms. Baranski has served as Vice President, Engineering of Handspring since September 1999. From January 1999 to August 1999, she served as a Product Development Manager at Set Engineering, Inc., a product development consulting company. She served as a Research and Development Manager for the Mobile Computing Division at Hewlett Packard Company from March 1996 to November 1998. Before that she served as Director of Product Development at Norand Corporation, a supplier of handheld computers to vertical markets, from June 1994 to February 1996, and as Vice President of Engineering at EO, Inc., a start-up PDA company, from 1990 to 1994. She holds B.S. and M.S. degrees in electrical engineering from Stanford University.

      Mr. Gallucci has served as Vice President, Worldwide Manufacturing, for Handspring since November 1998. From November 1996 to November 1998, he served as Director, Worldwide Manufacturing and Logistics at Palm. From February 1992 to November 1996, Mr. Gallucci served as Director of Materials at Bay Networks (now Nortel), a computer networking company. He holds a B.S. degree in marketing and an M.B.A. from Arizona State University.

      Mr. Hartnett has served as Vice President, Customer Relations and Operations of Handspring since February 2000. From July 1999 to February 2000, he served as Senior Vice President of Marketing, Support and Operations of MetaCreations, a creative web software company. Mr. Hartnett also served as Vice President of Worldwide Support and Operations for MetaCreations from December 1997 to July 1999 and Vice President of International Operations for MetaCreations from July 1996 to December 1997. Prior to joining MetaCreations, Mr. Hartnett was with Claris Corporation from 1992 to July 1996 where he most recently held the position of Director of International Operations. He holds a degree in marketing from the Marketing Institute of Ireland and a Post Graduate degree in finance through the ACCA and the University of Limerick.

      Mr. Noga joined Handspring in December 2000 as Vice President, Chief Technology Officer. Prior to coming to Handspring, from March 2000 to December 2000 Mr. Noga was Vice President and Chief Information Officer of Miadora.com, an online luxury goods retailer. Prior to Miadora, from June 1999 to March 2000 Mr. Noga was Chief Information Officer of Robert Half International, a professional services firm. Mr. Noga was also a partner with Anderson Consulting where he spent 16 years working on a variety of projects including information technology strategies, customer service system implementations, manufacturing and distribution systems with high tech and consumer electronics clients including Apple, AMD and LSI Logic. Mr. Noga holds a B.S. and an M.S. in Engineering from Stanford University.

      Mr. Pine has served as Vice President, General Counsel of Handspring since May 2000 and Secretary since February 2001. From April 1996 to May 2000, Mr. Pine served with At Home Corporation, most recently as Senior Vice President and General Counsel and Secretary. From 1990 to March 1996, he was Vice President, General Counsel and Secretary of Radius Inc., a manufacturer of Macintosh computer peripherals. Mr. Pine also has served as a state legislator in the New Hampshire House of Representatives. Mr. Pine holds an A.B. degree in government from Dartmouth College and a J.D. degree from the University of Michigan Law School.

      Mr. Sipher has served as Vice President, Product Marketing of Handspring since May 2000. From May 1993 through May 2000, he served in a number of product marketing management positions at Palm Computing, Inc., most recently as a Palm Fellow. Prior to Palm, Mr. Sipher held positions at Microsoft Corporation and Apple. Mr. Sipher holds a B.A. degree in English and an M.B.A. both from the University of Michigan.

      Ms. Sipprell has served as Vice President, Corporate Marketing of Handspring since June 2000. From November 1993 through May 2000, she was Group Account Director at the integrated marketing communications firm USWeb/ CKS, most recently serving as Senior Partner when the firm was acquired and rebranded marchFIRST. Prior to that, Ms. Sipprell served in a number of marketing management positions with Apple, Microsoft and NeXT Computer. Ms. Sipprell holds a degree in English from Stanford University.

      Ms. Tomlinson has served as Vice President, Human Resources of Handspring since January 2000. From April 1996 to November 1999, she was Vice President of Human Resources at Edify Corporation, a self-service software company. From March 1995 to April 1996, she was Vice President of Human Resources for the Desktop Document Systems Division of Xerox Corporation. Ms. Tomlinson also served as Director of Human Resources at Synopsys, Inc., an electronic design automation software company, from June 1992 to March 1995. From July 1983 to June 1992, she held human resources management positions with Apple Computer, Inc. Ms. Tomlinson holds a B.A. degree in sociology from Pomona College.

      Mr. Woock has served as Vice President, North American Sales of Handspring since November 1999. From April 1992 through September 1999, Mr. Woock was at Creative Labs, Inc., a provider of PC entertainment products, most recently serving as Vice President of Sales. Prior to Creative Labs, Mr. Woock worked for Canon USA. Mr. Woock earned his B.A. from Columbia College in Chicago.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

      The following table sets forth all compensation awarded to or earned or paid for services rendered in all capacities to the Company and its subsidiaries during each of fiscal 2000, 2001 and 2002 by (i) the Company’s chief executive officer and (ii) the Company’s five other most highly compensated employees who were serving as executive officers at the end of fiscal 2002 (together, the “Named Executive Officers”). This information includes the dollar values of base salaries and bonus awards, the number of shares subject to stock options granted and certain other compensation, whether paid or deferred.

Summary Compensation Table

					Long-Term
		Annual Compensation($)			Compensation

				Other	Securities
	Fiscal			Annual	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation	Options(#)	Compensation($)

Donna L. Dubinsky	2002	$186,666	—	—	—	—
President, Chief	2001	150,000	—	—	—	—
Executive Officer,	2000	150,000	—	—	—	—
Acting Chief Financial Officer and a Director(1)
Edward T. Colligan	2002	186,666	—	—	—	—
Chief Operating Officer	2001	200,000	—	—	200,000	—
	2000	150,000	—	—	—	—
Celeste S. Baranski	2002	194,641	—	—	40,000	—
Vice President,	2001	183,327	—	—	40,000	—
Engineering(2)	2000	145,537	—	—	1,350,000	—
Michael E. Gallucci	2002	186,666	—	—	40,000	—
Vice President,	2001	200,000	—	—	40,000	—
Worldwide Manufacturing	2000	150,000	—	—	100,000	—
Bernard J. Whitney	2002	186,666	—	—	25,000	—
Chief Financial Officer(3)	2001	200,000	—	—	25,000	—
	2000	180,000	—	—	46,516	—
Gregory S. Woock	2002	178,267	—	33,846	25,000	—
Vice President,	2001	172,500	—	7,500	25,000	—
North American Sales(4)(5)	2000	73,231	—	—	450,000	—

(1)	Ms. Dubinsky was appointed the Acting Chief Financial Officer of the Company on July 1, 2002.

(2)	Ms. Baranski became an employee of the Company in September 1999.

(3)	Mr. Whitney’s employment with the Company terminated on June 30, 2002.

(4)	Mr. Woock became an employee of the Company in November 1999.

(5)	Other Annual Compensation paid to Mr. Woock consists of sales commissions.

Grant of Stock Options

      The following table sets forth further information regarding individual grants of stock options during fiscal 2002 to each of the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), the table sets forth the hypothetical gains or “option spreads” that would exist for the options at the end of their respective ten-year terms based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the respective option terms. Actual gains, if any, on option exercises are dependent on the future performance of the Company’s Common Stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

Option Grants in Fiscal 2002

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of	Percent of			Annual Rates of Stock
	Securities	Total Options			Price Appreciation for
	Underlying	Granted to	Per Share		Option Term(2)
	Options	Employees in	Exercise	Expiration
Name	Granted(#)	Fiscal 2002	Price($/sh)(1)	Date	5%($)	10%($)

Donna L. Dubinsky	—	—%	$—	—	$—	$—
Edward T. Colligan	—	—	—	—	—	—
Celeste S. Baranski	40,000	1.5	2.21	08/28/2011	55,594	140,887
Michael E. Gallucci	40,000	1.5	2.21	08/28/2011	55,594	140,887
Bernard J. Whitney	25,000	0.9	2.21	08/28/2011	34,746	88,054
Gregory S. Woock	25,000	0.9	2.21	08/28/2011	34,746	88,054

(1)	Handspring stock options were awarded to the Named Executives with an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant. Handspring stock options expire ten years after the date of grant or at the time of the optionee’s termination of employment.

(2)	The 5% and 10% assumed rates of annual compound stock price appreciation are prescribed by rules of the SEC and do not represent the Company’s estimate or projection of future Common Stock prices.

Exercise of Stock Options

      The following table sets forth certain information concerning the exercise of stock options during fiscal 2002 by each of the Named Executive Officers and the number and value at June 29, 2002 of unexercised options held by said individuals.

Aggregated Option Exercise in Fiscal 2002

and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares	Value	Options at 06/29/02(#)		at 06/29/02(2)($)
	Acquired on	Realized
Name	Exercise(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Donna L. Dubinsky	—	$—	—	—	$—	$—
Edward T. Colligan	1,056,564	4,246,214	4,101,129	—	6,926,397	—
Celeste S. Baranski	100,000	662,555	912,500	40,000	1,182,144	—
Michael E. Gallucci	50,000	98,945	161,153	40,000	272,171	—
Bernard J. Whitney	200,000	818,900	521,516	50,000	819,601	—
Gregory S. Woock	—	—	111,302	18,230	88,968	—

(1)	“Value Realized” represents the fair market value of the shares underlying the option on the date of exercise less the aggregate exercise price.

(2)	These values, unlike the amounts set forth in the column entitled “Value Realized,” have not been, and may never be, realized. The values are based on the positive spread between the respective exercise prices of outstanding stock options and the closing price of Handspring’s Common Stock on June 28, 2002 ($1.74 per share).

COMPENSATION OF DIRECTORS

      Each member of the Board of Directors who is not employed by the Company and who resides outside of the San Francisco Bay Area is paid a fee of $2,000 for each meeting of the Board of Directors, or committee thereof, attended in person by that director. Dr. Clark and Mr. Kennard are the only two directors who currently reside outside the San Francisco Bay Area and are not employed by the Company. In any calendar year, there are approximately six meetings of the Board held per year.

      In addition, under the Company’s 2000 Equity Incentive Plan, each director of the Company who is not an employee of the Company (or of any parent or subsidiary of the Company) (“Outside Director”) receives automatic grants of stock options. The following equity compensation will be paid to the Outside Directors:

(1) Upon joining the Board, each new Outside Director will be automatically granted an option to purchase 37,500 shares of Common Stock on the date the Outside Director first becomes a member of the Board (an “Initial Grant”), to be vested as to 25% of the shares on the one year anniversary of the start date for such Initial Grant, and thereafter as to 2.08333% of the shares at the end of each full succeeding month, so long as the Outside Director continuously remains a director or a consultant of the Company.

(2) Immediately following each annual meeting of stockholders, each Outside Director will automatically receive a new 11,250 share option grant (a “Succeeding Grant”), to be vested as to 25% of the shares on the one year anniversary of the start date for such Succeeding Grant, and thereafter as to 2.08333% of the shares at the end of each full succeeding month, so long as the Outside Director continuously remains a director or a consultant of the Company.

      Notwithstanding the foregoing, the Board may increase or decrease the number of option shares that may be granted to an Outside Director under the 2000 Equity Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

      The following table sets forth certain information, as of June 29, 2002, concerning securities authorized for issuance under all equity compensation plans of the Company:

			(c)
			Number of Securities
	(a)	(b)	Remaining Available for
	Number of Securities	Weighted-Average	Future Issuance Under
	to be Issued Upon	Exercise Price of	Equity Compensation
	Exercise of	Outstanding	Plans (Excluding
	Outstanding Options,	Options, Warrants	Securities Reflected in
Plan Category	Warrants and Rights	and Rights	Column (a))

Equity compensation plans approved by security holders	16,423,630	$1.48	29,679,202 (1)
Equity compensation plans not approved by security holders	— (2)	— (2)	—
Total	16,423,630	$1.48	29,679,202

(1)	Includes 2,460,660 shares available for issuance under the Company’s 2000 Employee Stock Purchase Plan and 27,218,542 shares available for issuance under the Company’s 2000 Equity Incentive Plan. There are no shares available for issuance under the Company’s 1998 Equity Incentive Plan and 1999 Equity Incentive Plan.

(2)	Does not include options and warrants to purchase 39,222 shares outstanding, with a weighted average exercise price of $0.88 that were assumed in the Company’s acquisition of Blue Lark Systems, Inc.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation Committee of the Board (the “Committee”) makes all decisions involving the compensation of executive officers of the Company. The Committee consists of the following non-employee directors: L. John Doerr and Bruce W. Dunlevie. No executive officer of the Company served during fiscal 2002, or currently serves, as a member of the Board of Directors or the Compensation Committee of any entity that has one or more executive officers serving on the Company’s Board or the Company’s Committee. Although Donna L. Dubinsky (the Company’s President, Chief Executive Officer and Acting Chief Financial Officer), David G. Pine (the Company’s Vice President, General Counsel and Secretary) and Patricia A. Tomlinson (the Company’s Vice President, Human Resources) are generally invited to attend the meetings of the Committee, they do not participate in deliberations that relate to their own compensation.

REPORT OF THE COMPENSATION COMMITTEE

      This Report of the Compensation Committee is required by the SEC and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

To the Board of Directors:

      Final decisions regarding executive compensation and stock option grants to executives are made by the Compensation Committee of the Board of Directors (the “Committee”). The Committee is composed of two independent non-employee directors, neither of whom have any interlocking relationships as defined by the SEC.

General Compensation Policy

      The Committee acts on behalf of the Board to establish the general compensation policy of the Company for the Chief Executive Officer (“CEO”) and other executive officers of the Company. The Committee typically reviews base salary levels and target bonuses for the CEO and other executive officers at or about the beginning of each fiscal year. The Committee administers the Company’s incentive and equity plans, including the 2000 Equity Incentive Plan, the 1999 Executive Equity Incentive Plan, and the 1998 Equity Incentive Plan.

      The Committee’s philosophy in compensating executive officers, including the CEO, is to relate compensation to corporate performance. Consistent with this philosophy, the incentive component of the compensation of the executive officers of the Company is based on corporate profits and sales performance. Long-term equity compensation for executive officers (except the CEO and Chief Product Officer who hold substantial founder’s stock) is made through the granting of stock options. Stock options generally have value for the executive only if the price of the Company’s stock increases above the fair market value on the grant date and the executive remains in the Company’s employ for the period required for the shares to vest.

      The base salaries, incentive compensation and stock option grants of the executive officers are determined in part by the Committee informally reviewing data on prevailing compensation practices in technology companies with whom the Company competes for executive talent and by their evaluating such information in connection with the Company’s corporate goals. In addition to their base salaries, the Company’s executive officers, including the CEO, are each eligible to receive an annual cash bonus and are eligible to participate in the 2000 Equity Incentive Plan.

      In preparing the performance graph for this Proxy Statement, the Company used the Nasdaq Computer Manufacturer Stocks as its published line of business index. The compensation practices of most of the companies in that index were not reviewed by the Company when the Committee reviewed the compensation information described above because such companies were determined not to be competitive with the Company for executive talent.

Fiscal 2002 Executive Compensation

      Base Compensation. Based on the policies outlined above, the Committee established a base salary level for each executive officer, including the CEO. On November 1, 2001, the base salary for all executive officers was reduced by 10% as part of the Company’s effort to reduce expenses. This salary reduction is currently contemplated to remain in place until the Company’s financial results approach breakeven.

      Incentive Compensation. Cash bonuses are awarded only if the Company meets predetermined objectives set by the Board at the beginning of the fiscal year. For fiscal 2002, the objectives used by the Company as the basis for incentive compensation for the CEO and other executives were based on a combination of revenue and profitability. Executives were eligible to earn a target bonus equal to 10% of their respective base salaries if these objectives were met, with a total bonus potential in excess of the target bonus based on achievement above these objectives. For fiscal 2002, no executive bonuses were paid as the Company did not achieve its financial objectives.

      Stock Options. The Company grants stock options to purchase shares of Common Stock of the Company (the “Handspring Options”) to executive officers to aid in their retention and to align their interests with those of the stockholders. Handspring Options typically have been granted to executive officers when the executive first joins the Company, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. The Committee may, however, grant additional Handspring Options to executives for other reasons. The number of shares subject to each Handspring Option granted is within the discretion of the Committee and is based on such factors as:

•	the executive’s anticipated future contribution and ability to affect corporate and/or business unit results;

•	the number of Handspring Options held by the executive that remain unvested;

•	past performance of the executive;

•	consistency within the executive’s peer group; and

•	the degree, if any, to which an executive’s existing Handspring Options have an exercise price below the then current fair market price of the Company’s Common Stock.

Handspring Options are granted at a price that is equal to the fair market value of the Company’s Common Stock on the date of the grant.

      In April 2001 the Committee approved the grant of Handspring Options to certain executives as part of a Company wide program to grant new Handspring Options to employees based on performance, grade level, and the extent to which the employee’s existing options were “under water”. Handspring Options were granted to executives under this program in May and August of 2001. The vesting schedules for these Handspring Options were structured to put in place further retention incentives for the Company’s executive officers and in most cases provide for vesting to begin in May 2003 at a rate of 4.1667% shares per month until the Handspring Options are 100% vested.

      Stock Option Exchange Program. In April 2002 the Company announced a voluntary stock option exchange program for its employees, including all of its executives except its CEO and Chief Product Officer. Under the program, employees and eligible executives were given the opportunity, if they chose, to cancel outstanding Handspring Options previously granted to them in exchange for an equal number of replacement

Handspring Options to be granted at a future date, at least six months and a day from the cancellation date, which was May 17, 2002. Each participant in the option exchange program who is still employed by the Company on the replacement grant date will receive, for each Handspring Option included in the exchange, a one-for-one replacement Handspring Option. The exercise price of each replacement Handspring Option will be equal to the current fair market value of the Company’s Common Stock on the date the replacement Handspring Options are granted. On the replacement grant date, the replacement Handspring Options will be vested to the same degree that the canceled Handspring Options were vested on the cancellation date, except that in most cases the option recipient will be required to wait for six months after the replacement grant date before the replacement Handspring Options will once again begin to vest.

      Company Performance and CEO Compensation. For fiscal year 2002, the total compensation paid to Donna L. Dubinsky, the CEO of the Company, was $186,666. This compensation reflects a 10% reduction in her salary from $200,000 to $180,000 that became effective on November 1, 2001 at the same time salaries for the Company’s other executives were reduced as part of the Company’s efforts to reduce expenses. Ms. Dubinsky did not receive a bonus for fiscal 2002 under the Company’s Executive Bonus Plan, as the Executive Bonus Plan’s objectives were not met. If 100% of the Executive Bonus Plan’s objectives had been met, she would have been eligible to earn a target bonus of $20,000, with a total bonus potential in excess of the target bonus based on achievement above the objectives. For fiscal 2003, it is currently contemplated that Ms. Dubinsky’s 10% base pay salary reduction will remain in place until the Company’s financial results approach breakeven.

      Compliance with Section 162(m) of the Internal Revenue Code of 1986. The Company intends to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986 for fiscal 2002. The 2000 Equity Incentive Plan is already in compliance with Section 162(m) by limiting stock awards to named executive officers. The Company does not expect cash compensation for fiscal 2003 to be in excess of $1,000,000 or consequently affected by the requirements of Section 162(m).

COMPENSATION COMMITTEE

L. John Doerr

Bruce W. Dunlevie

REPORT OF THE AUDIT COMMITTEE

      This Report of the Audit Committee is required by the SEC and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

To the Board of Directors:

      The Audit Committee acts pursuant to the Charter of the Audit Committee of the Board of Directors, which was amended by the Company’s Board on August 16, 2001. Management is responsible for our internal controls and the financial reporting process. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

      Each of the members of the Audit Committee qualifies as an independent director under the current listing standards of the Nasdaq National Market.

      The Audit Committee has reviewed and discussed our audited financial statements with the management of the Company. The Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent accountants, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, which relates to the accountant’s independence from us and our related entities, and has discussed with PricewaterhouseCoopers LLP their independence from us.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 29, 2002.

AUDIT COMMITTEE

Kim B. Clark

Bruce W. Dunlevie

Mitchell E. Kertzman

COMPANY STOCK PRICE PERFORMANCE

      The stock price performance graph below is required by the SEC and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

      The graph below compares the cumulative total stockholder return on the Common Stock of the Company from June 20, 2000, the date of the initial public offering of Handspring’s Common Stock through and including June 28, 2002, the last trading day of Handspring’s fiscal year-end, with the cumulative total return on the S&P 500 Index and the Nasdaq Computer Manufacturer Stocks (assuming the investment of $100 in the Company’s Common Stock and in each of the indexes on June 20, 2000 and reinvestment of all dividends).

CUMULATIVE TOTAL RETURN

Based upon an initial investment of $100 on June 20, 2000
with dividends reinvested

	June 20, 2000	June 29, 2001	June 28, 2002

S&P 500	$100.00	$84.05	$68.86
Nasdaq Computer Manufacturer Stocks	$100.00	$39.32	$25.69
Handspring	$100.00	$38.50	$8.70

SCALED PRICES: Stock and index prices scaled to $100 as of June 28, 2002.

Source: Georgeson Shareholder Communications Inc.

CERTAIN TRANSACTIONS

      From July 1, 2001 to the present, there have been no (and there are no currently proposed) transactions in which the amount involved exceeded $60,000 to which the Company or any of its subsidiaries was (or is to be) a party and in which any executive officer, director, 5% beneficial owner of the Company’s Common Stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except under “Executive Compensation” and “Compensation of Directors.”

AGREEMENTS WITH OUR OFFICERS AND DIRECTORS

      Indemnification agreements with directors and executive officers. We have entered into indemnification agreements with certain of our directors and executive officers, including some who began serving as directors or executive officers within the past year. These agreements provide the maximum indemnity available to them under Section 145 of the Delaware General Corporation Law and under our bylaws, as well as certain additional procedural protections. These agreements provide generally that we will advance expenses incurred by directors and executive officers in any action or proceeding as to which they may be indemnified, and require us to indemnify such individuals to the fullest extent permitted by law.

STOCKHOLDER PROPOSALS

      Proposals of stockholders intended to be presented at the Company’s 2003 annual meeting of stockholders must be received by the Company at its principal executive offices no later than May 26, 2003 in order to be included in the Company’s proxy statement and form of proxy relating to that meeting. Stockholders wishing to bring a proposal before the 2003 annual meeting of stockholders (but not include it in the Company proxy materials) must provide written notice of such proposal to the Secretary of the Company at the principal executive offices of the Company no later than August 9, 2003.

SECTION 16(a)

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16 of the Exchange Act requires the Company’s directors and officers and persons who own more than 10% of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC and the Nasdaq National Market. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

      Based solely on its review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements were met.

OTHER BUSINESS

      The Board does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

      WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

ANNUAL REPORTS

      A copy of our Annual Report to Stockholders, which includes financial statements, is being mailed with this Proxy Statement.

      We have filed our Annual Report on Form 10-K for the fiscal year ended June 29, 2002 with the Securities and Exchange Commission. It is available at the SEC’s web site at www.sec.gov. Upon written request by a Handspring stockholder, we will mail without charge a copy of our Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Form 10-K. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.

      Requests for copies of our Annual Report to Stockholders or our Annual Report on Form 10-K should be directed to Investor Relations, Handspring, Inc., 189 Bernardo Avenue, Mountain View, California 94043. Financial reports may also be accessed on our web site at www.handspring.com.

DETACH HERE

PROXY

HANDSPRING, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
NOVEMBER 7, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS

The undersigned hereby appoints Donna L. Dubinsky and David G. Pine, or either of them, each with the power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Handspring, Inc. (the “Company”) to be held at The Historic Del Monte Building, 100 S. Murphy Avenue, Sunnyvale, California 94086, on November 7, 2002 at 2:00 p.m., local time, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the following matters.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

HANDSPRING, INC.

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

DETACH HERE

☒	Please mark votes as in this example.

The Board of Directors recommends a vote FOR all nominees for election and FOR Proposal 2.

1.	Election of Directors.
Nominees: (01) Jeffrey C. Hawkins and (02) L. John Doerr

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐

For all nominees except as noted above

		FOR	AGAINST	ABSTAIN
2.	Ratification of selection of PricewaterhouseCoopers LLP as the Company’s independent auditors.	☐	☐	☐

THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. IN THE ABSENCE OF DIRECTION ABOVE, THIS PROXY WILL BE VOTED FOR THE COMPANY’S NOMINEES FOR ELECTION AND FOR PROPOSAL 2. In their discretion, the proxies are authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

Please sign exactly as your name(s) appear(s) your stock certificate. If shares are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares are held by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators, or other fiduciaries who execute the proxy for a deceased stockholder should give their full title. Please date the proxy. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED, POSTAGE PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

Signature:	Date:	Signature:	Date: